Filed Pursuant to Rule 424(b)(7)
Registration No. 333-177495

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 1, 2011)

2,170,000 Shares

eGain Corporation

Common Stock

The selling stockholders listed herein are offering 2,170,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is traded on The NASDAQ Capital Market under the symbol “EGAN.” On February 12, 2013, the last reported sale price for our common stock on The NASDAQ Capital Market was $7.94 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$6.75	$14,647,500
Underwriting Discount	$0.37	$802,900
Proceeds, Before Expenses, to Selling Stockholders	$6.38	$13,844,600

Certain selling stockholders have granted the underwriters the right to purchase up to an additional 325,500 shares of our common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

We anticipate that delivery of the shares of common stock will be made on or about February 19, 2013.

Sole Book-Running Manager

Needham & Company

Co-Manager

Roth Capital Partners

The date of this prospectus supplement is February 13, 2013.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, the terms “eGain,” “company,” “we,” “our,” and “us” refer to eGain Corporation and its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others or trademarks for which we or others have pending registration applications or common law rights. These include eGain Corporation and the eGain logo, which are our trademarks or registered trademarks. This prospectus supplement may also include trade names, trademarks and service marks of other companies and organizations which are the property of their respective owners.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read carefully and in their entirety this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, and the section entitled “Risk Factors” in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus.

eGain Corporation

eGain Corporation provides cloud and on-premise customer interaction software for sales and service. Our solution is designed to assist our clients in building profitable long-term customer relationships, increasing revenue through improved sales conversion and cross-selling, reducing operating costs through improved agent productivity and self-service automation and reducing the total cost of ownership through an open architecture, integration adapters and scalable design. Our solution is designed to transform fragmented sales engagement and customer service operations into unified Customer Interaction Hubs.

Our products and services include our eGain 10 Suite which helps our clients engage, acquire and service customers through multiple interaction channels, and various applications that facilitate enhanced customer relations including web customer interaction applications, social customer interaction applications and contact center applications. Additionally, a range of deployment options are available for our products, including on-site, cloud, managed and solution as a service, or a hybrid deployment.

We serve customers worldwide across a variety of industry sectors including telecommunications, financial services, insurance, outsourced services, retail, technology, utilities, government, manufacturing and consumer electronics.

We were incorporated in Delaware in September 1997 as eGain Communications Corporation. We changed our name to eGain Corporation on November 13, 2012. Our principal executive offices are located at 1252 Borregas Avenue, Sunnyvale, California 94089, and our telephone number is (408) 636-4500.

THE OFFERING

Common stock offered by the selling stockholders	2,170,000 shares

Common stock to be outstanding after the offering	24,784,524 shares

Use of proceeds	We will not receive any of the proceeds from this offering. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference for a discussion of factors to consider before deciding to purchase shares of our common stock.

NASDAQ Capital Market symbol	EGAN

The number of shares of common stock to be outstanding after the offering assumes no exercise of the underwriters’ over-allotment option and is based on 24,784,524 shares outstanding as of January 31, 2013 and excludes:

•	2,488,693 shares issuable upon the exercise of stock options outstanding as of January 31, 2013 with a weighted average exercise price of $2.2221 per share; and

•	1,036,970 shares reserved for issuance and available for future grant or sale under our stock plans as of January 31, 2013.

Unless otherwise stated, the information in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional shares from certain selling stockholders to cover over-allotments.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth in our filings with the Securities and Exchange Commission incorporated by reference herein and in the accompanying prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on us, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our common stock will likely decline and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the other documents we have filed with the Securities and Exchange Commission that are incorporated herein and therein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, future operating margins, projected costs, prospects, plans for growth, future product introductions and other plans, objectives of management or other projected financial items are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” “could”, “forecast”, “strategy”, “future”, “should”, “will be”, “will continue”, “will likely result” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements include, but are not limited to the anticipated growth of the markets in which we operate, and their impact on our business; the deployment and market acceptance of broadband solutions and gateway products, future revenue growth and fluctuations in our operating results; our ability to develop and market new products; future costs and expenses and financing requirements; and our use of net proceeds from the offering.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus supplement and the accompanying prospectus, particularly as set forth and incorporated by reference in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future dispositions, strategic alliances, joint ventures, collaborations or investments we may make.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the 2,170,000 shares of our common stock that the selling stockholders are offering.

SELLING STOCKHOLDERS

The selling stockholders originally acquired the shares of our common stock included in this prospectus supplement through various transactions from June 1998 through September 2011, with the substantial majority of such shares acquired through investments made in 1998 and in 2000.

The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. The selling stockholders may sell all, a portion or none of their shares at any time. Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares and their business address is 201 Main Street, Suite 3100, Fort Worth, Texas 76102.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. The information with respect to beneficial ownership of common stock is based upon information provided by each selling stockholder.

	Beneficial Ownership of Shares Before the Offering(1)			Beneficial Ownership of Shares After the Offering		Number of Shares Offered if Underwriter’s Option to Purchase Additional Shares is Exercised in Full	Beneficial Ownership of Shares After Offering if Underwriter’s Option to Purchase Additional Shares is Exercised in Full
Name and Address of Beneficial Owner	Number	Percent	Number of Shares Offered	Number	Percent		Number	Percent
Oak Hill Capital Partners, L.P.(2)	5,212,475	21.0%	1,140,355	4,072,120	16.4%	1,340,996	3,871,479	15.6%
Oak Hill Capital Management Partners, L.P.(2)	133,654	*	29,240	104,414	*	34,385	99,269	*
Oak Hill Venture Fund I, L.P.(3)	785,820	3.2	171,917	613,903	2.5	202,165	583,655	2.4
FW Investors V, L.P.(4)	1,921,718	7.8	420,423	1,501,295	6.1	494,393	1,427,325	5.8
Morgan Beacon, LLC(5)	1,057,190	4.3	320,000	737,190	3.0	320,000	737,190	3.0
Robert M. Bass	283,315	1.1	61,982	221,333	*	72,888	210,427	*
Capital Partnership, L.P.(6)	70,727	*	15,473	55,254	*	18,196	52,531	*
Mark A. Wolfson(7)	21,166	*	3,537	17,629	*	4,159	17,007	*
David G. Brown(8)	17,666	*	3,537	14,129	*	4,159	13,507	*
Group III 31, LLC(9)	4,041	*	884	3,157	*	1,040	3,001	*
Woodside Partners, L.P.(10)	12,124	*	2,652	9,472	*	3,119	9,005	*

*	Represents beneficial ownership of less than 1%.

(1)	Calculated pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 as of January 31, 2013, at which date there were 24,784,524 shares of common stock outstanding.

(2)	The business address of each of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. (together, the “Oak Hill Partnerships”) is 201 Main Street, Suite 1018, Fort Worth, TX 76102. OHCP MGP, LLC holds voting and dispositive power over these shares. W. R. Cotham, Ray L. Pinson, Steven B. Gruber, Daniel L. Doctoroff, John H. Fant, Kevin G. Levy and The J. Taylor Crandall Revocable Trust as the members of OHCP MGP, LLC share voting and dispositive power over these shares. 4,269,622 of these shares were acquired in 2000 pursuant to a private placement of our Series A and Series B Cumulative Convertible Preferred Stock, all of which have since converted into common stock. 158,118 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2004 pursuant to that certain Note and Warrant Purchase Agreement, as amended, dated March 31, 2004. 918,389 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2008 pursuant to that certain Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, dated September 24, 2008.

(3)	Investment and voting decisions with regard to the shares owned by Oak Hill Venture Fund I, L.P. are made by FW Group GenPar, Inc. David G. Brown, W. R. Cotham and Gary W. Reese as the directors of FW Group GenPar, Inc. share voting and dispositive power over these shares. All of these shares were acquired in 2000 pursuant to a private placement of our Series A and Series B Cumulative Convertible Preferred Stock, all of which have since converted into common stock.

(4)	Investment and voting decisions with regard to the shares owned by FW Investors V, L.P. are made by FW Management II, LLC, its general partner. The J. Taylor Crandall Revocable Trust as the member of FW Management II, LLC has voting and dispositive power over these shares. 1,375,185 of these shares were acquired in 2000 pursuant to a private placement of our Series A and Series B Cumulative Convertible Preferred Stock, all of which have since converted into common stock. 80,275 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2004 pursuant to that certain Note and Warrant Purchase Agreement, as amended, dated March 31, 2004 and 466,258 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2008 pursuant to that certain Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, dated September 24, 2008.

(5)	The business address for Morgan Beacon, LLC is c/o Mr. Keith Suehnholz 336 Sarah Wells Trail, Goshen, NY 10924. Mr. Keith Suehnholz controls the voting and dispositive decision over these shares. These shares were acquired in 2005.

(6)	Investment and voting decisions with regard to the shares owned by Capital Partnership, L.P. are made by Capital Genpar, LLC, its general partner. Group VI 31, L.L.C. is the sole member of Capital Genpar, LLC and has voting and dispositive power over these shares. These shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(7)	The total number of shares beneficially owned by Dr. Wolfson prior to this offering includes 5,000 shares issuable upon the exercise of vested director options held by Dr. Wolfson. Dr. Wolfson, one of eGain’s directors, is Senior Advisor to Oak Hill Capital Management, L.L.C, which provides managing and consulting services to the Oak Hill Partnerships. The remaining 16,166 shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(8)	The total number of shares beneficially owned by Mr. Brown prior to this offering includes 1,500 shares issuable upon the exercise of vested director options held by Mr. Brown. The remaining 16,166 shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(9)	The J. Taylor Crandall Revocable Trust as the sole member of Group III 31, LLC has voting and dispositive power over these shares. These shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(10)	Investment and voting decisions with regard to the shares owned by Woodside Partners, L.P. are made by Tonandowah, L.L.C., its general partner. The Caroline Jean Crandall 1998 Trust as the sole member of Tonandowah, L.L.C. has voting and dispositive power over these shares. These shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

Material Relationships with Certain Selling Stockholders

Each of the selling stockholders has been, either individually or with its affiliates, or with the other members of a Section 13(d) “group”, the beneficial holder of at least 5% of our outstanding common stock at some point within the past three years, and, excluding Morgan Beacon, LLC, are persons or entities affiliated with one or more of our directors.

The Oak Hill Partnerships, FW Investors V, L.P. and the other persons listed therein filed a joint Schedule 13D, as amended, or the Schedule 13D, with the SEC as they may be deemed to be members of a Section 13(d) “group” that owns more than 10% of the outstanding common stock of eGain. However, the Oak Hill Partnerships, FW Investors V, L.P. and the other persons listed in the Schedule 13D disclaim such group membership and this registration statement shall not be deemed an admission that the Oak Hill Partnerships, FW Investors V, L.P. or other the persons listed in the Schedule 13D is a member of a Section 13(d) group.

Mark A. Wolfson has served as one of our directors since June 1998. Dr. Wolfson has also served as a managing partner of Oak Hill Capital Management, L.L.C., or Oak Hill Management, a private equity firm and the investment advisor to the Oak Hill Partnerships, from 1998 to 2010, and now serves as a senior advisor to Oak Hill Management. He has also served as founding managing partner of Oak Hill Investment Management, L.P. since 1998.

David S. Scott has served as one of our directors since November 2009. Mr. Scott is a principal of Oak Hill Management, the investment advisor to the Oak Hill Partnerships.

On June 30, 2011 we paid to the Oak Hill Partnerships an aggregate of $2.0 million in full repayment of all outstanding indebtedness owed to them, including interest, under that certain Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, dated September 24, 2008, the Agreement. As of June 30, 2009, the principal and interest on the loans was $1.6 million. As of June 30, 2011 and 2010, the principal, net of discount and interest due on the loans was $0.0 and $1.8 million, respectively. The interest expense on these notes was $275,000, $207,000 and $242,000 for fiscal years 2011, 2010 and 2009, respectively. The Oak Hill Partnerships exercised warrants to purchase an aggregate of 203,637 shares of our common stock in September 2011, and FW Investors V, L.P. exercised warrants to purchase 103,384 shares of our common stock in September 2011, all of such warrants were issued in connection with the Agreement.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with the underwriters named below. Needham & Company, LLC is acting as the representative of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from the selling stockholders the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Needham & Company, LLC	1,627,500
Roth Capital Partners, LLC	542,500

Total	2,170,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The underwriting agreement provides that we and the selling stockholders will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

Some of the selling stockholders have granted an option to the underwriters to purchase up to 325,500 additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by the underwriters, as shown in the table above, bears to the total shown.

The representative has advised us and the selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $0.22 per share. After the offering to the public, the offering price and other selling terms may be changed by the representative.

The following table shows the per share and total underwriting discount to be paid to the underwriters by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Total
	Per Share	No Exercise	Full Exercise
Paid by selling stockholders	$0.37	$802,900	$923,335

We estimate that the Company’s expenses of the offering will be approximately $235,000. We have also agreed to reimburse the underwriters for certain fees and out-of-pocket expenses incurred by it in connection with this offering.

In no event will the total amount of compensation paid to any member of the Financial Industry Regulatory Authority, Inc. upon completion of this offering exceed 8.0% of the maximum gross proceeds of the offering.

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 60 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. This agreement does not apply to any existing employee benefit plans. Our directors, officers, and the selling stockholders, who collectively hold in the aggregate 10,431,972 shares of common stock, have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 60 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC waives, in writing, such an extension. Notwithstanding the foregoing, if the Company has “actively traded securities” within the meaning of Rule 101(c)(1) of Regulation M of the Exchange Act, and otherwise satisfies the requirements set forth in Rule 139 of the Securities Act of 1933 that would permit Needham & Company, LLC or any underwriter to publish issuer-specific research reports pursuant to Rule 139, the Lock-Up Period shall not be extended upon the occurrence of (1) or (2) above. Notwithstanding the foregoing, such person may, during the lock-up period, make a distribution of our common stock to their limited partners, members or stockholders or certain affiliates provided such person uses their best efforts to cause each distributee or transferee not to sell any common stock acquired by them in the distribution until the earlier to occur of (x) the date that is 60 days after the date of this prospectus supplement and (y) the date on which the lock-up restrictions described above shall terminate. In addition, a transfer of common stock to a family member or trust of such person, or as a bona fide gift, may be made, provided the transferee agrees to be bound in writing by the above restrictions.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Loewen, Ondaatje, McCutcheon USA, Ltd. (“LOM”), provided financial advisory services in the offering, but not as an underwriter, and is not a party to the underwriting agreement. LOM will receive a portion of the underwriters’ discount in an amount equal to $80,000.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed on for the underwriters by DLA Piper LLP (US), East Palo Alto, California.

EXPERTS

Burr Pilger Mayer, Inc., an independent registered public accounting firm, has audited our consolidated financial statements as of June 30, 2012 and 2011 and for each of the three years in the period ended June 30, 2012 incorporated by reference in this prospectus supplement and have been so incorporated in reliance on their report, which is incorporated by reference in this prospectus supplement given the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be obtained without charge at the website maintained by the SEC at www.sec.gov, or may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office upon payment of the fees prescribed by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended June 30, 2012;

•	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012 and December 31, 2012;

•

Our Currents Reports on Form 8-K filed with the SEC on July 3, 2012, July 19, 2012, November 15, 2012, January 3, 2013 and February 7, 2013 (excluding any portion thereof furnished under Item 2.02); and

•

The description of our common stock, par value $.001 per share, contained in our registration statement on Form S-1 (Registration No. 333-83439), originally filed with the SEC on July 22, 1999, as amended, which description is incorporated by reference into Amendment No. 1 to our Form 8-A filed with the SEC on October 11, 2011, and any amendment or report filed for the purpose of further updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the common stock covered by this prospectus supplement terminates. We will not, however, incorporate by reference in this prospectus supplementary documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports. Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and telephone number: eGain Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089, Attn: Corporate Secretary, telephone (408) 636-4500. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PROSPECTUS

12,520,396 Shares

eGain Communications Corporation

Common Stock

We and some of our stockholders may, from time to time, offer and sell up to an aggregate of 12,520,396 shares of our common stock in one or more offerings. Of the 12,520,396 shares of common stock, no more than 3,000,000 shares may be offered and sold by us and no more than 9,520,396 shares may be offered and sold by selling stockholders. We will specify in the accompanying prospectus supplement more specific information about any such offering, the identity of any selling stockholders and the number of shares that each selling stockholder will be selling. Unless otherwise stated in the applicable prospectus supplement, we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

We and the selling stockholders may offer the shares of common stock for sale directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.

This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Capital Market under the symbol “EGAN.” On December 1, 2011, the last reported sale price of our common stock on The NASDAQ Capital Market was $5.23 per share.

As of November 30, 2011, the aggregate market value of our voting and non-voting common equity held by non-affiliates was approximately $34,174,551 million, based on an aggregate of 24,340,509 shares of common stock outstanding, of which 6,448,029 shares were held by non-affiliates, and a per share price of $5.30, the last reported sale price of our common stock on The NASDAQ Capital Market on the same date. We have not offered any securities during the period of 12 calendar months immediately prior to, and including, the date of this prospectus pursuant to General Instruction I.B.6. of Form S-3.

Investing in our securities involves risks. See the section entitled “Risk Factors” in the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2011

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these shares in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, issue and sell up to an aggregate of 3,000,000 shares of our common stock in one or more offerings, and the selling stockholders may, from time to time, sell up to an aggregate of 9,520,396 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the shares we or the selling stockholders may offer. Each time we or the selling stockholders sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered shares. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “eGain,” “we,” “us” and “our” refer to eGain Communications Corporation and its subsidiaries.

RISK FACTORS

Investing in our shares involves risk. The prospectus supplement relating to a particular offering will contain a discussion of risks applicable to an investment in the shares offered. Prior to making a decision about investing in our shares, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

EGAIN COMMUNICATIONS CORPORATION

eGain Communications Corporation provides cloud and on-premise customer interaction software for sales and service. Our solution is designed to assist our clients in building profitable long-term customer relationships, increasing revenue through improved sales conversion and cross-selling, reducing operating costs through improved agent productivity and self-service automation and reducing the total cost of ownership through an open architecture, integration adapters and scalable design. Our solution is designed to transform fragmented sales engagement and customer service operations into unified Customer Interaction Hubs.

Our products and services include our eGain 10 Suite which helps our clients engage, acquire and service customers through multiple interaction channels, and various applications that facilitate customer relations including web customer interaction applications, social customer interaction applications and contact center applications. Additionally, a range of deployment options are available for our products, including on-premise, cloud, managed and solution as a service.

We serve customers worldwide across a variety of industry sectors including telecommunications, financial services, insurance, outsourced services, retail, technology, utilities, government, manufacturing and consumer electronics.

eGain was incorporated in Delaware in September 1997. Our principal executive offices are located at 1252 Borregas Avenue, Sunnyvale, California 94089, and our telephone number is (408) 636-4500.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the shares offered by us in this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities. Unless otherwise stated in the applicable prospectus supplement, we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share, and preferred stock, par value $0.001 per share. This description is only a summary. Our amended and restated certificate of incorporation and our amended and restated bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our amended and restated certificate of incorporation and our amended and restated bylaws for additional information before you buy any of our common stock. See “Where You Can Find More Information.”

Common Stock

We are authorized to issue 50,000,000 shares of common stock. As of October 20, 2011, there were 24,323,242 shares of common stock outstanding. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, and no shares of preferred stock are outstanding. Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. Currently we have no present plan to issue any shares of preferred stock.

Certain Provisions of Delaware Law and of the Charter and Bylaws

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board;

•	our board of directors is authorized to issue preferred stock without stockholder approval; and

•

we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Registration Rights

Certain holders of our common stock, including the selling stockholders, have contractual rights to cause us to register shares under the Securities Act, as follows:

•

Piggyback Registration Rights. The holders of approximately 10,170,000 shares of our common stock are entitled to certain piggyback registration rights, of which holders of approximately 9,500,000 shares of our common stock are included below as selling stockholders. These holders may request to have their shares registered anytime we file a registration statement to register any of our securities for our own account or for the account of others.

•

S-3 Registration Rights. The holders of approximately 10,170,000 shares of our common stock are entitled to certain S-3 registration rights of which holders of approximately 9,500,000 shares of our common stock are included below as selling stockholders. These holders may request to have their shares registered on Form S-3 in up to four underwritten offerings so long as the request is made by the holders of at least a majority of these shares and if the aggregate offering price is at least $1,000,000.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “EGAN.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Inc.

SELLING STOCKHOLDERS

The selling stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement up to 9,520,396 shares of our common stock. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors. The selling stockholders originally acquired the shares of our common stock included in this prospectus through various transactions from June 1998 through September 2011, with the substantial majority of such shares acquired through investments made in 1998 and in 2000. Information about selling stockholders, where applicable, will be set forth in a prospectus supplement or in filings we make with the SEC, which are incorporated by reference into this prospectus.

The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. The selling stockholders may sell all, a portion or none of their shares at any time. Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares and their business address is 201 Main Street, Suite 3100, Fort Worth, Texas 76102.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. The information with respect to beneficial ownership of common stock is based upon information provided by each selling stockholder.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering(1)		Maximum Number of Shares that May be Sold Hereunder	Shares Beneficially Owned After the Offering
	Shares	%		Shares	%
Oak Hill Capital Partners, L.P.(2)	5,212,475	21.4	5,212,475	0	0
Oak Hill Capital Management Partners, L.P.(2)	133,654	*	133,654	0	0
Oak Hill Venture Fund I, L.P.(3)	785,820	3.2	785,820	0	0
FW Investors V, L.P.(4)	1,921,718	7.9	1,921,718	0	0
Morgan Beacon, LLC(5)	1,057,190	4.3	1,057,190	0	0
Robert M. Bass	283,315	1.2	283,315	0	0
Capital Partnership, L.P.(6)	70,727	*	70,727	0	0
David G. Brown(7)	18,666	*	18,666	0	0
Mark A. Wolfson(8)	20,666	*	20,666	0	0
Group III 31, LLC(9)	4,041	*	4,041	0	0
Woodside Partners, L.P.(10)	12,124	*	12,124	0	0
*	less than 1%
(1)	Calculated pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 as of October 20, 2011, at which date there were 24,323,242 shares of common stock outstanding.

(2)	The business address of each of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. (together, the “Oak Hill Partnerships”) is 201 Main Street, Suite 1018, Fort Worth, TX 76102. OHCP MGP, LLC holds voting and dispositive power over these shares. W. R. Cotham, Ray L. Pinson, Steven B. Gruber, Daniel L. Doctoroff, John H. Fant, Kevin G. Levy and The J. Taylor Crandall Revocable Trust as the members of OHCP MGP, LLC share voting and dispositive power over these shares. 4,269,622 of these shares were acquired in 2000 pursuant to a private placement of our Series A and Series B Cumulative Convertible Preferred Stock, all of which have since converted into common stock. 158,118 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2004 pursuant to that certain Note and Warrant Purchase Agreement, as amended, dated March 31, 2004. 918,389 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2008 pursuant to that certain Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, dated September 24, 2008.

(3)	Investment and voting decisions with regard to the shares owned by Oak Hill Venture Fund I, L.P. are made by FW Group GenPar, Inc. David G. Brown, W. R. Cotham and Gary W. Reese as the directors of

FW Group GenPar, Inc. share voting and dispositive power over these shares. All of these shares were acquired in 2000 pursuant to a private placement of our Series A and Series B Cumulative Convertible Preferred Stock, all of which have since converted into common stock.

(4)	Investment and voting decisions with regard to the shares owned by FW Investors V, L.P. are made by FW Management II, LLC, its general partner. The J. Taylor Crandall Revocable Trust as the member of FW Management II, LLC has voting and dispositive power over these shares. 1,375,185 of these shares were acquired in 2000 pursuant to a private placement of our Series A and Series B Cumulative Convertible Preferred Stock, all of which have since converted into common stock. 80,275 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2004 pursuant to that certain Note and Warrant Purchase Agreement, as amended, dated March 31, 2004 and 466,258 of these shares were acquired pursuant to the exercise of warrants to purchase common stock issued in 2008 pursuant to that certain Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, dated September 24, 2008.

(5)	The business address for Morgan Beacon, LLC is c/o Mr. Keith Suehnholz 336 Sarah Wells Trail, Goshen, NY 10924. Mr. Keith Suehnholz controls the voting and dispositive decision over these shares. These shares were acquired in 2005.

(6)	Investment and voting decisions with regard to the shares owned by Capital Partnership, L.P. are made by Capital Genpar, LLC, its general partner. Group VI 31, L.L.C. is the sole member of Capital Genpar, LLC and has voting and dispositive power over these shares. These shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(7)	The total number of shares beneficially owned by Mr. Brown prior to this offering includes 2,500 shares issuable upon the exercise of the director options held by Mr. Brown. The remaining 16,166 shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(8)	The total number of shares beneficially owned by Dr. Wolfson prior to this offering includes 4,500 shares issuable upon the exercise of the director options held by Dr. Wolfson. Dr. Wolfson, one of eGain’s directors, is Senior Advisor to Oak Hill Capital Management, Inc., which provides managing and consulting services to the Oak Hill Partnerships. The remaining 16,166 shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(9)	The J. Taylor Crandall Revocable Trust as the sole member of Group III 31, LLC has voting and dispositive power over these shares. These shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

(10)	Investment and voting decisions with regard to the shares owned by Woodside Partners, L.P. are made by Tonandowah, L.L.C., its general partner. The Caroline Jean Crandall 1998 Trust as the sole member of Tonandowah, L.L.C. has voting and dispositive power over these shares. These shares were acquired in 2000 pursuant to a stock distribution from FW Ventures I, L.P.

Material Relationships with Certain Selling Stockholders

Each of the selling stockholders has been, either individually or with its affiliates, or with the other members of a Section 13(d) “group”, the beneficial holder of at least 5% of our outstanding common stock at some point within the past three years, and, excluding Morgan Beacon, LLC, are persons or entities affiliated with one or more of our directors.

The Oak Hill Partnerships, FW Investors V, L.P. and the other persons listed therein filed a joint Schedule 13D, as amended (the “Schedule 13D”), with the SEC as they may be deemed to be members of a Section 13(d) “group” that owns more than 10% of the outstanding common stock of eGain. However, the Oak Hill Partnerships, FW Investors V, L.P. and the other persons listed in the Schedule 13D disclaim such group membership and this registration statement shall not be deemed an admission that the Oak Hill Partnerships, FW Investors V, L.P. or other the persons listed in the Schedule 13D is a member of a Section 13(d) group.

Mark A. Wolfson has served as one of our directors since June 1998. Dr. Wolfson has also served as a managing partner of Oak Hill Capital Management, Inc. (“Oak Hill Management”), a private equity firm and an affiliate of certain of the selling stockholders, from 1998 to 2010, and now serves as a senior advisor to Oak Hill Management. He has also served as founding managing partner of Oak Hill Investment Management, L.P. since 1998.

David S. Scott has served as one of our directors since November 2009. Mr. Scott is a principal of Oak Hill Management, an affiliate of certain of the selling stockholders.

On June 30, 2011 we paid to the Oak Hill Partnerships and FW Investors V, L.P. an aggregate of $2.0 million in full repayment of all outstanding indebtedness owed to them, including interest, under that certain Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, dated September 24, 2008 (the “Agreement”). As of June 30, 2009, the principal and interest on the loans was $1.6 million. As of June 30, 2011 and 2010, the principal, net of discount and interest due on the loans was $0.0 and $1.8 million, respectively. The interest expense on these notes was $275,000, $207,000 and $242,000 for fiscal years 2011, 2010 and 2009, respectively. The Oak Hill Partnerships exercised warrants to purchase an aggregate of 203,637 shares of our common stock in September 2011 and FW Investors V, L.P. exercised warrants to purchase 103,384 shares of our common stock in September 2011, all of such warrants were issued in connection with the Agreement.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the shares offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the shares and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the shares offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the shares offered in the prospectus supplement.

The distribution of the common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The shares may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the shares, underwriters, dealers or agents may be deemed to have received compensation from us or the selling stockholders in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may make a market in the shares or sell the shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the distribution of the shares may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we or the selling stockholders pay to underwriters or agents in connection with the offering of shares, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the distribution of the shares may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In addition, we or the selling stockholders may enter into option, share lending or other types of transactions that require us or such selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus and any applicable prospectus supplement. We or the selling stockholders may also enter into hedging transactions with respect to our securities or the securities of such selling stockholders, as applicable. For example, we or the selling stockholders may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus and any applicable prospectus supplement; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus and any applicable prospectus supplement.

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or such selling stockholders, as applicable, or borrowed from us, such selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post effective amendment). In addition, we or the selling stockholders may otherwise loan or pledge shares of common stock to a financial institution or other third party that in turn may sell the shares short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of such selling stockholders, as applicable, or in connection with a concurrent offering of other securities.

The shares may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased common stock sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase shares of common stock from us or the selling stockholders pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us or the selling stockholders, as applicable. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the shares must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the shares are also being sold to underwriters, we or the selling stockholders, as applicable, must have sold to these underwriters the shares not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus. The selling stockholders also may transfer or donate the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledges, other secured parties or other successors in interest will be the selling stockholders for purposes of this prospectus.

The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We are required to pay all legal fees, charges and expenses incident to the registration of the shares of our common stock sold by the selling stockholders, excluding any underwriting discounts and selling commissions and all legal fees, charges and expenses of the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of any shares offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

Burr Pilger Mayer, Inc., an independent registered public accounting firm, has audited our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended June 30, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Burr Pilger Mayer, Inc.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended June 30, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;

•	our Current Reports on Form 8-K, and as amended on Form 8-K/A, filed with the Commission on July 1, 2011, September 23, 2011 and November 14, 2011; and

•

the description of our capital stock contained in our Registration Statement on Form 8-A filed on October 11, 2011, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of shares offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, eGain Communications Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089, telephone (408) 636-4500. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

2,170,000 Shares

PROSPECTUS SUPPLEMENT

Needham & Company

Roth Capital Partners

February 13, 2013